PRESS RELEASE	FOR IMMEDIATE RELEASE

HARRIS & HARRIS GROUP, INC. ®	APRIL 11, 2013
1450 BROADWAY, 24TH FLOOR
NEW YORK, NY 10018	CONTACT: DOUGLAS W. JAMISON
TEL. NO. (212) 582-0900

Harris & Harris Group Announces New Investment in AgBiome

Harris & Harris Group, Inc. (NASDAQ: TINY), an early-stage, active investor in transformative companies, is pleased to announce its investment in AgBiome, LLC, as part of a $14.5 million Series A financing. The funds will further advance the company's research and development programs and support the launch of its first products. Polaris Partners led the round and was joined by ARCH Venture Partners, Harris & Harris Group, Innotech Advisers and additional strategic investors. AgBiome's press release may be viewed at http://www.tmcnet.com/usubmit/2013/04/11/7054874.htm.

"AgBiome is using life science tools and technologies to interrogate the plant microbiome and to provide unique agricultural solutions," said Douglas W. Jamison, Chief Executive Officer of Harris & Harris Group.  "We are excited to join the AgBiome team in this new start-up."

"Over the last year, we have evaluated the challenges in the agricultural space and believe that AgBiome is uniquely positioned to aid in addressing global food security issues over the coming decades," said Dr. Misti Ushio, Managing Director of Harris & Harris Group, who has joined the AgBiome Board of Directors.

AgBiome is a privately held, product-oriented biotechnology company focused on delivering the best early-stage research and discovery to the agriculture industry. AgBiome's first product is a biological that controls the predominant soil-borne diseases of greenhouse and major row crops. AgBiome is also applying state-of-the-art genomics and screening technologies to identify plant-associated microbes that enhance plant health, pest resistance and yield.

Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com and on Facebook at www.facebook.com.

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including, but not limited to, the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The references to the websites www.HHVC.com, Facebook.com and www.tmcnet.com have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Harris & Harris Group is not responsible for the contents of third party websites.